UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
BALLY TOTAL FITNESS HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
Attached hereto is a letter dated January 13, 2006 from the Independent Directors of Bally to stockholders accompanied by Bally’s WHITE proxy card. Such materials were mailed to stockholders on January 13, 2006.
Important Additional Information Filed with the SEC
Bally filed a definitive proxy statement with the SEC on December 27, 2005, as amended on January 9, 2006 and January 13, 2006. The proxy statement was mailed to Bally stockholders on December 28, 2005. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S DEFINITIVE PROXY STATEMENT DATED DECEMBER 27, 2005, AS AMENDED ON JANUARY 9, 2006 AND JANUARY 13, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

January 13, 2006
Dear Shareholder:
     We are writing this letter to you as independent members of the Board of Directors of Bally Total Fitness Holding Corporation. We want you to be aware of the tremendous progress that we believe Bally and its new management team have made in improving Bally’s financial performance and laying the foundation for long-term profitable growth. As we approach the January 26 shareholder meeting, we believe you are faced with a clear choice in deciding the future of this company. You can either vote your proxy in support of a Board and management team with a proven track record of improving performance and a clear path forward, or let self-interested hedge funds with no relevant experience or plan to create value for all Bally shareholders disrupt the process with their questionable agendas. We hope that as you evaluate and consider the facts, you’ll conclude that voting for Bally’s nominees on the WHITE proxy card is the right choice.
The Motives of Pardus and Liberation Are Questionable
     We want to reiterate our grave concerns about efforts by two hedge funds—Liberation Investments and Pardus Capital Management—to force their way onto your Board of Directors, undercut Bally’s management team and disrupt the strategic process we are pursuing to address the pressing needs of Bally’s capital structure. Bally’s Board is unanimous in its view that the campaigns by Liberation and Pardus do not serve the best interests of Bally or its shareholders and should be rejected.
     Despite having no significant track record or relevant experience, Pardus and Liberation have effectively demanded control of the Bally Board and the strategic process we are implementing. In their dozens of letters and 13D filings, they have not presented a concrete alternative vision for the management or business plan of Bally or the strategic process we are undertaking.
     So without a plan, what are their motives? We believe they are advancing their stockholder proposal and director slate for the purpose of destabilizing Bally and disrupting our strategic process. If they really want to control Bally, we once again invite them to submit a bid. We find it ironic that they are demanding a fair and transparent strategic process devoid of management participation, but at the same time want their nominees to influence that process and to be the evaluators of whatever bid they might choose to submit.
     Throughout these recent settlement negotiations, the Board has attempted to arrive at a resolution that would advance the interests of all stockholders, not just Liberation and Pardus. We made several reasonable settlement proposals, only to be confronted by continually escalating demands and ultimatums. As a result, because of our sincere concerns as to the motives behind the actions of these stockholders, we have been forced to renew our litigation in state and federal court to protect the interests of all stockholders.
We are Committed to a Fair, Transparent Process to Unlock Value for Bally Shareholders
     Bally’s Board takes its fiduciary responsibilities to all shareholders very seriously and supports sound management practices, financial transparency and good corporate governance. To that end, we recently announced four unilateral initiatives that we have taken to demonstrate our commitment to effective corporate governance and the independence and transparency of our Board and strategic process.
1.	First, we are pleased to announce that John W. Rogers, Jr. has agreed to serve as Lead Director of the Bally Board. As the Chairman and CEO of Ariel Capital Management, John is an experienced and well-respected business leader, and we believe his leadership will continue to move the company forward in a positive way, working in close collaboration with the other independent directors and management.

2.	Second, we are establishing a special committee comprised of four independent directors, led by Mr. Rogers, to manage the strategic process with J.P. Morgan Securities Inc. and The Blackstone Group, the Company’s outside financial advisors, in evaluating alternatives relative to the possible sale, recapitalization or other strategic transaction involving the Company.

3.	We are also amending the Company’s proposed 2006 Omnibus Equity Compensation Plan to reduce the number of shares available under the Plan from 2.5 million shares to 1.75 million shares, to reduce the number of stock awards, stock units and other stock-based awards that may be issued under the Plan from 2.0 million to 750,000 and have also amended the Company’s Proxy Statement to reflect these changes. In addition, we have resolved that—until the conclusion of the strategic process—we will restrict the use of those shares for incentive and inducement awards to retain key middle and lower level employees, not senior management; and

4.	We are committed to an open, transparent and fair strategic process for the sale or refinancing of Bally, and management has agreed it will not align itself in any way with any bidder for Bally during that process until a winning bidder has been chosen.
     While the path we have been on for the last few years has been challenging for all our shareholders, including restating our financial results, changing our management team and transforming our business model, we believe Bally is now in a position to pursue a strategic process to maximize shareholder value as a result of the arduous work by Bally’s Board and management to get the Company back on track. We are confident that Bally has the right plan and the right management team in place to realize this potential.

     Furthermore, we are confident of our ability, in conjunction with our two highly qualified independent financial advisors, to conduct a fair, open and transparent process that will give us the opportunity to deliver positive results for all Bally shareholders. The broad experience and unquestioned capabilities of J.P. Morgan Securities Inc. and The Blackstone Group will assist the Board in exploring a range of options to enhance value. These options may include a recapitalization, the sale of securities or assets of the Company, or the sale or merger of the Company with another entity or strategic partner.
Bally’s Business Turnaround is Showing up in Financial Results and Gaining
Recognition from Others
     You do not have to just take our word alone that Bally is on the right track. On November 30, 2005, we filed our financials for 2004 and the first nine months of 2005 with the SEC and completed the restatement of our earnings for 2000 to 2003. The trends are clear: Costs are down, revenues are up, and the Company is returning to profitability.
     Pardus itself recently acknowledged Bally’s strong financial performance, stating in their December 8, 2005 SEC filing “last week the Company (Bally) reported financial and operating results that were even better than ‘street’ expectations.’’
     Net revenues for the nine-month period ending September 30, 2005 increased to $807.5 million, a 2.3% increase over the same period in 2004. Reflecting our revenue growth and stringent expense control, operating income for the 2005 nine-month period increased 70% to $61.7 million, compared to operating income of $36.4 million in the year ago period. And we reported a net profit of $1.8 million for the first nine months of 2005, compared to losses in 2003 and 2004.
     We are also pleased that respected securities analysts are also endorsing Bally’s business and management, as evidenced by excerpts from this recent analyst report by Jefferies & Company, Inc.:*
     “Under Paul Toback’s leadership, Bally has significantly strengthened its executive management team, improved the integrity of its accounting, is aggressively upgrading its internal systems, and centralizing backend processes.
     Additionally, management has added a component to its compensation/incentive plans for field management and store managers based on club profitability versus a sales-based system.
     Moreover, the company has simplified and improved the flexibility of its membership plan to appeal to a wider range of customers in order to compete more effectively in its existing markets.’’
December 1, 2005
     The bottom line is that we need your support to keep this company going in the right direction. The Board of Directors urges you to vote FOR the Bally nominees by signing, dating and returning the WHITE proxy card you received in the proxy statement that was recently mailed to you for the Company’s January 26, 2006 shareholder meeting.

     We strongly urge you not to sign any green proxy card that may be sent to you by Pardus Capital Management or a gold proxy card that may be sent to you by Liberation Investments. If you have previously returned a green or gold proxy card, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope.
     We appreciate your continued support, and if you need assistance or have any questions, please call MacKenzie Partners toll-free at 800-322-2885 or collect at 212-929-5500.

*	Jeffries & Company, Inc. report dated December 1, 2005, by Donald Trott, CFA and Timothy Allen. Consent has not been sought or obtained for the use, as proxy-soliciting material, of previously published material reproduced in this document.
Important Additional Information Filed with the SEC
     Bally filed a definitive proxy statement with the SEC on December 27, 2005, as amended on January 9, 2006 and January 13, 2006. The proxy statement was mailed to Bally stockholders on December 28, 2005. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC’’) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
     LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS’’ IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S DEFINITIVE PROXY STATEMENT DATED DECEMBER 27, 2005, AS AMENDED ON JANUARY 9, 2006 AND JANUARY 13, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

BALLY TOTAL FITNESS HOLDING CORPORATION
PROXY VOTING INSTRUCTION CARD
Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Bally Total Fitness Holding Corporation that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

Via Internet

Accessing the World Wide Web site http://www.cesvote.com and follow the instructions to vote via the internet.

By Phone

Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-888-693-8683 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

By Mail

Completing, dating, signing and mailing the white proxy card in the postage-paid envelope included with the proxy statement.

You can vote by phone or via the internet any time prior to 11:59 p.m. Eastern Time, January 25, 2006. You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.
ê FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL ê

WHITE PROXY
BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue, Chicago, Illinois 60631
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Marc D. Bassewitz and Harold Morgan, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders of Bally Total Fitness Holding Corporation to be held at 8:30 a.m. (local time) on January 26, 2006 at the Renaissance Chicago O’Hare Hotel, 8500 West Bryn Mawr Avenue, Chicago, Illinois, or at any postponement(s) or adjournment(s) thereof.
The Board of Directors recommends a vote FOR proposal numbers 1, 2, 3 and 5.
The Board of Directors recommends you ABSTAIN from voting for or against proposal number 4.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as follows: for proposal numbers 1, 2 and 3, abstain from voting for or against proposal number 4, and in favor of granting discretionary authority on proposal number 5. SEE REVERSE SIDE.

(Comments/Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side.)

ENTRANCE PASS — ANNUAL MEETING OF STOCKHOLDERS
This is an entrance pass for the Annual Meeting
of Stockholders of Bally Total Fitness Holding Corporation.
In order to attend the annual meeting, you must bring this pass with you.

ê FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL ê

BALLY TOTAL FITNESS HOLDING CORPORATION PLEASE MARK VOTE IN SQUARE IN THE FOLLOWING MANNER USING DARK INK ONLY. ■

The Board of Directors recommends a vote FOR ALL the below nominees.
1.	Election of the following Class III Director nominees for three-year terms expiring in 2008:

Eric Langshur		Charles J. Burdick		Barry R. Elson
For All	☐	Withhold All	☐	For All Except	☐
Instruction: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write the name(s) of the nominee(s) you do not support on the line below. Your shares will be voted for the remaining nominee(s).

Nominee Exception
The Board of Directors recommends a vote FOR the approval of the 2006 Omnibus Equity Compensation Plan.
2.	Approval of the 2006 Omnibus Equity Compensation Plan

FOR ☐	AGAINST ☐	ABSTAIN ☐
Comments/Change of Address ☐
The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.
3.	Ratification of the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005

FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends that you vote to ABSTAIN with respect to the below stockholder proposal.
4.	Proposal to repeal provisions in the Company’s By-laws if any, adopted without stockholder approval after May 25, 2005 and prior to the annual meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends that you vote FOR the granting of discretion on the Liberation Proposal, if properly brought before the meeting and all other proposals that properly come before the meeting.
5.	In their discretion on all other matters as may properly come before the annual meeting, including the Liberation Proposal and any motion to adjourn or postpone the meeting or other matters incidental to the conduct of the meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Date

Title or Authority	Date

Signature (if held jointly)
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.